Exhibit 3.48

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Quality Technology Services Holding, LLC (the “Company”) is entered into as of the 23rd day of October, 2009, by QualityTech, LP, a Delaware limited partnership, as the sole member (the “Member”).

WHEREAS, the Certificate of Formation of the Company (as amended or amended and restated from time to time, the “Certificate”) was filed with the Secretary of State of the State of Delaware on September 19, 2006, pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the "Act");

WHEREAS, Chad L. Williams (“Williams”), Mark D. Waddington (“Waddington”) and Daniel Kurtz (“Kurtz”), the initial members of the Company, entered into that certain Operating Agreement of the Company, dated as of September 19, 2006 (the “Original Agreement”);

WHEREAS, Kurtz transferred all of his limited liability company interests in the Company to Quality Investment Group QTS, LLC (“QIG QTS”) pursuant to that certain Membership Interests Purchase Agreement, dated as of July 24, 2008, by and among Kurtz, QIG QTS, the Company and Quality Technology Services, LLC (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, Williams, Waddington and QIG QTS amended the Original Agreement to reflect the withdrawal of Kurtz as a member of the Company and the admission of QIG QTS as a substitute member;

WHEREAS, each of Williams, Waddington and QIG QTS contributed all of his or its interests in the Company to the Member in exchange for units of limited partner interest in the Member, in connection with that certain Contribution Agreement, dated as of October 23, 2009, by and among Williams, Waddington, Chad L. Williams, L.L.C., QIG QTS, the Company and the Member (the “Contribution Agreement”), and pursuant to assignment and assumption agreements executed thereunder, as a result of which the Member acquired all of the limited liability company interests in the Company and became the sole member of the Company; and

WHEREAS, the Member, as the sole member of the Company, now desires to amend and restate the Original Agreement in its entirety and to adopt this Agreement, which is an amendment to the Original Agreement, to set forth the terms governing the affairs of the Company, the conduct of its business and certain rights and obligations of the Member with respect to the Company.

NOW THEREFORE, in consideration of the following and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby adopts this Agreement to amend and restate the Original Agreement and agrees to continue the Company as a limited liability company pursuant to and in accordance with the Act and this Agreement as follows:

1.           Name.     The name of the limited liability company continued hereby is Quality Technology Services Holding, LLC. The Member may change the name of the Company from time to time.

2.           Certificates.     Chad Williams was designated as an "authorized person" of the Company within the meaning of the Act, and executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of the State of Delaware, his powers as an "authorized person" of the Company ceased, and each of the members of the then-existing board of managers of the Company, Chad Williams and Mark Waddington, thereupon became an "authorized person" of the Company. Upon the Member's execution of this Agreement, the powers of Chad Williams and Mark Waddington as "authorized persons" of the Company shall cease, and the Member shall be the designated "authorized person" of the Company within the meaning of the Act. The Member shall execute, deliver and file any amendments and/or restatements to the Certificate and any other certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware or necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.           Purpose.     The nature of the business and the purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

4.           Powers.      In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.          acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.          operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

c.          borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

d.          invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

e.          prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

f.          enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

g.           employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

h.           enter into partnerships, limited liability companies, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company, and acquire, own, hold and dispose of interests in, and to act as a partner, member or equity holder of, any such entity; and

i.           do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct, promotion or attainment of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.           Principal Business Office.     The principal business office of the Company shall be located at 12851 Foster Street, Suite 205, Overland Park, Kansas 66213, or at such other location as may hereafter be determined by the Member.

6.           Registered Office.     The address of the registered office of the Company in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901.

7.           Registered Agent.     The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901.

8.           Member.     The name and the mailing addresses of the Member are as follows:

Name	Address

QualityTech, LP	12851 Foster Street, Suite 205
Overland Park, KS 66213

9.           Limited Liability.     Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.          Capital Contribution.     The Member is deemed to have contributed to the Company the limited liability company interests listed on Exhibit A hereto.

11.          Additional Contributions.     The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company.

12.          Allocation of Profits and Losses.     The Company's profits and losses shall be allocated to the Member.

13.          Distributions.     Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 or 18-804 of the Act or other applicable law.

14.          Management.     In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute, deliver and perform any document on behalf of the Company without any vote or consent of any other person or entity.

15.          Other Business.     The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.          Exculpation and Indemnification.     No Member shall be liable to the Company or any other person or entity who is a party or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable for any such loss, damage or claim incurred by reason of such Member's gross negligence or willful misconduct. To the full extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

17.          Assignments.     The Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18.          Resignation.     The Member may resign from the Company. If the Member resigns from the Company pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 19, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19.          Admission of Additional Members.     One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

20.          Dissolution.

a.           The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

b.           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

21.          Severability of Provisions.     Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

22.          Entire Agreement.     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

23.          Governing Law.     This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

24.          Amendments.     This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement as of the date first set forth above.

MEMBER:

QUALITYTECH, LP

By:	QualityTech GP, LLC, its sole general
partner

	By:	/s/ Chad L. Williams
	Name:	Chad L. Williams
	Title:	CEO

Signature Page to A&R Operating Agreement (QTS Holding, LLC)

EXHIBIT A

Capital Contribution

Name	Mailing Address	Capital Contribution

QualityTech, LP	12851 Foster Street Suite 205 Overland Park, KS 66213	100% of the limited liability company interests in Quality Technology Services Metro Mezz 2, LLC

100% of the limited liability company interests in Quality Technology Services Suwanee, Mezz 2, LLC

100% of the limited liability company interests in Quality Technology Services Santa Clara, LLC

100% of the limited liability company interests in Quality Technology Services Miami, LLC

100% of the limited liability company interests in Quality Technology Services Topeka, LLC

100% of the limited liability company interests in Quality Technology Services Wichita, LLC

100% of the limited liability company interests in Quality Technology Services Northeast, LLC

100% of the limited liability company interests in Quality Technology Services Jersey City, LLC

100% of the limited liability company interests in Quality Technology Services Lenexa, LLC

100% of the limited liability company interests in Quality Technology Services Indy, LLC

100% of the limited liability company interests in Quality Technology Services, LLC